Exhibit 3.1

SEVENTH AMENDED AND RESTATED

ARTICLES OF INCORPORATION

OF

LUFKIN INDUSTRIES, INC.

(a for-profit corporation)

July 1, 2013

ARTICLE ONE

The name of the entity is Lufkin Industries, Inc. (the “Corporation”).

ARTICLE TWO

The registered agent of the Corporation is CT Corporation System. The address of the registered agent and the registered office is 350 North St. Paul Street, Dallas, Texas 75201 or another preferred registered agent.

ARTICLE THREE

The number of directors constituting the Board of Directors shall be fixed as specified in the Bylaws of the Corporation, but shall not be less than one. The names and addresses of the current duly elected directors of the Corporation are as follows:

Name	Address
Briggs Tobin	c/o General Electric Company 3135 Easton Turnpike Fairfield, CT 06828

ARTICLE FOUR

The aggregate number of shares of capital stock that the Corporation is authorized to issue is 1,000 shares of common stock, par value $1.00 per share.

ARTICLE FIVE

The purpose for which the Corporation is formed is for the transaction of any and all lawful business for which a for-profit corporation may be organized under the Texas Business Organizations Code, as amended from time to time (the “TBOC”).

ARTICLE SIX

The period of the Corporation’s duration is perpetual.

ARTICLE SEVEN

In furtherance and not in limitation of the powers conferred by the laws of the State of Texas, the board of directors of the Corporation is expressly authorized and empowered to make, alter, repeal, amend and rescind the bylaws of the Corporation, subject to the power of the shareholders of the Corporation to alter or repeal any bylaw made by the board of directors.

ARTICLE EIGHT

Any action which may be taken at any annual or special meeting of shareholders may be taken without a meeting, without prior notice and without a vote, if a written consent or consents, setting forth the action so taken, is signed by the holders of shares having not less than the minimum number of votes necessary to take such action at a meeting at which the holders of all shares entitled to vote on the action were present and voted.

ARTICLE NINE

No person shall be personally liable to the Corporation or its shareholders for monetary damages for an act or omission in such person’s capacity as a director; provided, however, that the foregoing shall not eliminate or limit the liability of a director to the extent the director is found liable (a) for any breach of the director’s duty of loyalty, if any, to the Corporation or its shareholders, (b) for any act or omission not in good faith that constitutes a breach of duty of the director to the Corporation or any act or omission that involves intentional misconduct or a knowing violation of law, (c) for any transaction from which the director derived an improper benefit, whether or not the benefit resulted from an action taken within the scope of the director’s duties, or (d) for any act or omission for which a director’s liability is expressly provided by statute. If the TBOC is amended or becomes effective to authorize corporate action further eliminating or limiting the personal liability of directors, then the liability of a director of the Corporation shall be eliminated or limited to the fullest extent permitted by such statute, as so amended or effective. Any repeal or modification of the provisions of this ARTICLE NINE by the shareholders of the Corporation shall not adversely affect any right or protection of a director of the Corporation existing at the time of such repeal or modification.

ARTICLE TEN

The Corporation shall, to the full extent permitted by law (a) indemnify any person who was, is or is threatened to be made a named defendant or respondent to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative, arbitrative or investigative, any appeal in such action, suit or proceeding, and any inquiry or investigation that could lead to such an action, suit or proceeding, because such person is or was a director or officer of the Corporation, or while a director or officer of the Corporation, is or was serving at the request of the Corporation as a director, officer, partner, venturer, proprietor, trustee, employee, agent or similar functionary of another corporation, partnership, joint venture, sole proprietorship, trust, employee benefit plan or other enterprise, against judgments, penalties (including excise and similar taxes), fines, settlements, and reasonable expenses (including court costs and attorneys’ fees) actually incurred by such person in connection with such action, suit or proceeding and (b) advance reasonable expenses to such person in connection with such action, suit or proceeding. The rights provided in this ARTICLE TEN shall not be exclusive of any other rights which such person may have or hereafter acquire under any statute, provision of the bylaws, resolution of shareholders, action of the board of directors, agreement or otherwise.

The Corporation may additionally indemnify any person covered by the grant of mandatory indemnification contained above to such further extent as is permitted by law and may indemnify any other person to the fullest extent permitted by law.

To the extent permitted by then applicable law, the grant of mandatory indemnification to any person pursuant to this ARTICLE TEN shall extend to proceedings involving the negligence of such person.

* * * * *

IN WITNESS WHEREOF, the undersigned signs this document subject to penalties imposed by law for the submission of a materially false or fraudulent instrument as of the date first above written.

LUFKIN INDUSTRIES, INC.

By:	/s/ George Flemma
Name:	George Flemma
Title:	Vice President